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Exhibit 10.4

AGREEMENT
—PROJECT CERVANTES—

This Agreement is made effective as of this 3rd day of March, 2006 by and between Amadeus Global Travel Distribution, S.A. ("Amadeus") and Sabre Inc. ("Sabre"), hereafter referred to in the singular as Party or GDS Party or in the plural as Parties or GDS Parties.
Preamble
Whereas, it is the objective of GDS operators (i) to provide travel agencies with the widest possible inventory of travel information in general and air travel information in particular; and (ii) to enable in turn travel providers access to the greatest number of travel agencies, both for the benefit of the consumer;
Whereas, on occasion a GDS may not have access to book travel on a given airline, whilst such access may be available to the other GDS;

Whereas, the GDS Parties especially wish to protect travel agents that use their systems from potential disruption of their businesses in the event that an airline suspends participation in a GDS Party's reservation system;

Whereas, the GDS Parties wish to provide a framework for remedying the lack of access to bookings by enabling one another to complete bookings on airlines which do not participate in their system, with a view to enhancing and improving their offerings to travel agencies and consumers;
NOW THEREFORE, the Parties agree as follows:
Clause 1—Purpose of the Agreement
To enable each GDS Party to gain access to the other GDS Party's multiple reservation system, on a reciprocal basis, with the objective of allowing the GDS Party that requests such access to enable its agents to book on airlines that do not participate in the requesting GDS Party's reservation system.
Clause 2—Definitions	For the purposes of this Agreement, the following terms shall have the meaning ascribed below.
—"Agreement"	shall mean this Agreement, as amended or supplemented from time to time, including the attachments to this Agreement and amendments or supplements thereto;
—"Retail GDS"	shall mean the GDS Party requesting from the Content Back-Up GDS access for its Retail GDS Travel Agents to the inventory of a Non-Retail GDS Airline;
—"Content Back-Up GDS"
shall mean the GDS Party that grants the Retail GDS, solely at the latter's request, access to the inventory of a Non-Retail GDS Airline. The Content Back-Up GDS enables the Retail GDS Subscribers to complete a booking on the Non-Retail GDS Airline, invoices and collects subsequently the booking fee contractually due from that airline;
—"Non-Retail GDS Airline"	shall mean an airline which supplies its air travel information to the Content Back-Up GDS and does not participate in the Retail GDS;
—"Retail GDS Subscriber(s)"	shall mean the travel agency subscribers of the Retail GDS;

—"Confidential Information"
shall mean information, not generally known in the relevant trade or industry, which was received by the Retail GDS from the Content Back-Up GDS or conversely by the Content Back-Up GDS from the Retail GDS in order to implement the provisions of this Agreement and which relates solely and exclusively to technical information necessary to achieve the aims of this Agreement. Confidential Information does not include information (i) that is already known to the other Party at the time of disclosure and not covered by a separate agreement; and/or (ii) that becomes publicly available (other than due to a breach by the receiving Party); and/or (iii) that is rightfully received by the receiving Party from a third party without an obligation of confidentiality.
Clause 3—Terms of Access
Upon sole request by the Retail GDS, the Content Back-Up GDS shall take all reasonable efforts to provide access to the Retail GDS within 24 hours (or as soon as possible thereafter) for the purpose of enabling the Retail GDS Subscribers to complete a booking on a Non-Retail GDS Airline.
The Content Back-Up GDS shall activate such access, subject to the following terms and conditions:
—
Content Back-Up GDS grants Retail GDS access to its reservation system to enable the Retail GDS Subscribers to complete a booking through the Retail GDS, which access shall be comparable in speed and convenience to that granted by the Content Back-Up GDS to its own subscribers. For greater certainty, under this obligation, the Content Back-Up GDS shall provide no less favorable treatment in terms of priority in processing the message traffic on behalf of the users of the Retail GDS than it provides to direct subscribers of its GDS.
	—	Access granted to Retail GDS Subscribers is limited to searching air travel information provided by Non-Retail GDS Airlines and making a booking on those airlines.
	—	The Retail GDS may request that access as described above be terminated with respect to a Non-Retail GDS Airline at any time and at its sole discretion.

The Content Back-Up GDS will be entitled to refuse requests for access as above defined in relation with carriers that do not participate in the Retail GDS at the time of execution of this Agreement, including in particular where it can establish that such access would be contrary to any of its existing commitments. Notwithstanding anything to the contrary set forth in this Clause 3 or elsewhere in this Agreement, the Content Back-Up GDS shall not be in breach of this Agreement or in any way liable to the Retail GDS or any Retail Subscribers if the Content Back-Up GDS does not provide the Retail GDS access to the Content Back-Up GDS' reservation system in accordance with this Clause 3 because the provision of such access is prohibited by an injunction (whether temporary or permanent) or other order of a court of competent jurisdiction or by applicable law; provided, that the Content Back-Up GDS has used commercially reasonable efforts to defend against the imposition of any such injunction or other court order.

Clause 4—Excluded Countries
Due to prior commitments of the Parties, this Agreement shall not apply to certain countries set out in Attachment 1 (Geographic Scope of Agreement—Excluded Countries), and with respect to certain other countries it will apply under the terms and conditions also set forth in that Attachment.
Clause 5—Pricing	The Content Back-Up GDS shall pay to the Retail GDS a compensation for each booking as per the economic conditions reflected in Attachment 2 (Financial Compensation Mechanism).
Clause 6—Right of Suspension in the Event of Disruption
The Retail GDS shall take all commercially reasonable precautions necessary to prevent unauthorized access to or improper use of the system of the Content Back-Up GDS. In the event that the Content Back-Up GDS reasonably considers that the Retail GDS is causing or allowing to be caused an abuse or misuse of its system, it may suspend such access or terminate the agreement. Improper use shall include, but is not limited to, generating message activity with the system of such speed or volume that is likely to lead to malfunctions or degradation of system performance.
Clause 7—Confidentiality
Each Party agrees that it will not, at any time, disclose to others, use for its own benefit or otherwise appropriate or copy any Confidential Information of the other Party, except as permitted under this Agreement.

For the avoidance of doubt, the exchange of information provided for under this Agreement shall not include commercial sensitive information, such as: (i) trade secrets, prices, customers, market positions, production plans, product development; and/or (ii) business plans, sales or marketing methods, methods for doing business, customer lists or requirements, and supplier information; and/or (iii) any other sensitive market information concerning the products of the parties and shall be limited to technical information in accordance with the definition of Confidential Information.
In order to avoid the passage of any price information between the Parties, both will adhere to the procedures reflected in Attachment 3 (Payment Confidentiality Provisions) hereto.
Clause 8—Duration and Termination
This Agreement shall be effective for a period of one (1) year.

Following the expiration of the original term specified above, this Agreement shall be automatically renewed for successive one (1) year periods, unless written notification is sent by either Party to the other at least ninety (90) days prior to expiration of the then-current term.

In addition to any other termination rights that either Party may have according to this Agreement, the non-breaching Party may terminate this Agreement upon giving thirty (30) days written notice provided such termination is based on a material breach of the other Party's obligations, and provided further that such material breach has not been cured within fifteen (15) days of receipt of such notice.

Clause 9—Technical assignments	[REDACTED]

Each Party shall bear its own costs and expenses incurred by it in order to install, operate, and maintain the connections between its respective GDS and the GDS of the other Party necessary to effectuate the purposes of this agreement.
Clause 10—Disclaimer
Without prejudice to any claims related to the improper use of each Party's system under Clause 6 of this Agreement, each Party remains solely responsible for, and shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, shareholders, agents, representatives, successors and assigns from, any claims, damages, liabilities or other losses (including, without limitation, reasonable attorneys fees and expenses) arising under any of its existing or future contractual arrangements with third parties and that may be caused by or attributable to, directly or indirectly, the performance, non-performance or breach of this Agreement. [REDACTED]

None of the Parties makes any warranty or representation with respect to the services provided under this Agreement.
Clause 11—Entry into operation	The access contemplated in this Agreement may be requested by either Party as soon as access is technically operative for both Parties.
Clause 12—Press Release and Disclosure
Unless otherwise required by law or regulation, each of the Parties agree that it will not issue any press release or will not make any other disclosure of this Agreement or of the contemplated transaction without the prior written approval of the other.

Clause 13—Governing Law and Dispute Resolution
This Agreement shall be subject to the laws of England and Wales.

Any dispute, claim or controversy arising under this Agreement, or any action to enforce any of the provisions of this Agreement, shall be finally settled by binding arbitration by a single and disinterested arbitrator appointed by the International Chamber of Commerce. The arbitration shall be conducted in London and in the English language.
Clause 14—Relationship of the Parties
The Parties expressly understand and agree that no joint venture or agency relationship is created or intended to be created by this Agreement. In particular, none of the Parties shall be deemed to be or become the representative or agent of the other Party.
Clause 15—Entire Agreement	This Agreement embodies the entire understanding of the Parties, and supersedes any other agreement between the Parties, with respect to the subject matter of this Agreement.

        The Parties have executed this Agreement as of date first written above.

Sabre Inc.		Amadeus Global Travel Distribution, S.A.
By:	/s/ ERIC J. SPECK	By:	/s/ DAVID V. JONES
Print Name:	Eric J. Speck	Print Name:	David V. Jones
Title:	EVP & Chief Marketing Officer	Title:	EVP Commercial

List of Attachments

        Attachment 1—Geographic Scope of Agreement—Excluded Countries

        Attachment 2—Financial Compensation Mechanism

        Attachment 3—Confidentiality Provisions

        Attachment 4—Technical Solutions Provision

Attachment 1
Geographic Scope—Excluded Countries

        Due to prior commitments that may conflict with this Agreement, the Parties have agreed as follows:

  1.
  As to the following countries neither Party shall have any obligation to the other Party to serve as a Content Back-Up GDS as to any airline: [REDACTED]

  2.
  As to the following countries Sabre shall be required as an interim measure to serve as a Content Back Up GDS but Amadeus shall have no similar obligation: [REDACTED]

  3.
  In the event that Amadeus in the future eliminates the current impediments to its serving as a Content Back-up GDS for Sabre Subscribers located there, then Amadeus shall so notify Sabre within 30 days of such event and such country or country shall thereafter be deemed removed from this Attachment within 15 days of such notice. Each Party shall thereafter be obligated to serve as Content Back-Up GDS for the subscribers of other Party in accordance with the terms of this Agreement.

  4.
  [REDACTED]

Attachment 2
Financial Compensation Mechanism

Main Commercial Principles

  •
  The Content Back-up GDS will charge the participating carrier the booking fees, and pay agreed fees to the Retail GDS based on an average booking fee defined as "Combined Booking Fee" less a Service Fee.

  •
  [REDACTED]

  •
  [REDACTED]

  •
  [REDACTED]

  •
  [REDACTED]

  •
  [REDACTED]

Calculation of the Combined Booking Fee

  •
  [REDACTED]

  •
  [REDACTED]

  •
  [REDACTED]

  •
  Included Concepts

  •
  [REDACTED]

  •
  [REDACTED]

  •
  [REDACTED]

  •
  [REDACTED]

The Service Fee

  •
  [REDACTED]

  •
  [REDACTED]

Other Requirements

  •
  [REDACTED]

Attachment 3
Confidentiality Provisions

        The Parties shall institute appropriate and effective safeguards to assure that payments received by the Retail GDS, and information concerning such payments, for bookings made in the Content Back-Up GDS on any Non-Retail GDS Airline do not even inadvertently disclose to personnel of the Retail GDS with any role in setting that GDS's airline sales or pricing policies any data that would enable such personnel to determine or approximate the booking fees charged to any particular airline by the Content Back-Up GDS. In particular, and unless and until replacement safeguards are expressly agreed by the Parties in writing, then each Party in its role as a Retail GDS shall:

  1.
  Permit only executives from within its Finance or Internal Auditorganizations ("Named Finance Person(s)") to view the detail underlying the financial flows between the Content Back-Up GDS and the Retail GDS to the extent such detail does disclose the source, nature, or amount of any payment made by the Content Back-Up GDS.

  2.
  Require each Named Finance Person to sign a non-disclosure agreement that (a) forbids the disclosure of information concerning any amount paid by the Content Back-Up GDS to any other person, except (i) to any other Named Finance Person or, upon their request, to the Retail GDS's external auditors, or (ii) where disclosure is required in any judicial or administrative proceeding, and (b) includes termination as a penalty for any violation of such non-disclosure agreement.

  3.
  Require each Named Finance Person to certify every 12 months following the implementation of this Agreement his or her compliance with the non-disclosure obligations described in paragraph 2 above.

In its role as a Retail GDS, each Party shall have the right to audit at least once per calendar quarter, using, at its option, either an external auditor or a member of its internal audit team that is a Named Finance Person, the relevant books and records of the other Party to verify the accuracy under this Agreement of amounts paid to it by the other Party; provided, however, that any such external or internal auditor shall be permitted to disclose the results of his or her findings only to one or more Named Finance Persons of the Retail GDS.

Attachment 4
Technical Solution Provisions

        The respective roles of the Retail GDS and the Content Back-up GDS are summarized on the following chart:

[REDACTED]

QuickLinks

  Exhibit 10.4
AGREEMENT —PROJECT CERVANTES—
List of Attachments
Attachment 1 Geographic Scope—Excluded Countries
Attachment 2 Financial Compensation Mechanism
Attachment 3 Confidentiality Provisions
Attachment 4 Technical Solution Provisions